Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-198735

Fourth Prospectus Addendum to Amendment No. 2

to the Prospectus Supplement No. 1 dated March 3, 2008

to the Prospectus dated February 26, 2015

and the Prospectus Supplement dated September 15, 2014.

GS Finance Corp. Medium-Term Notes, Series A fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.

Claymore CEF Index-Linked GS ConnectSM ETN

Index-Linked Notes due 2037

(Linked to the Claymore CEF Index)

Goldman, Sachs & Co. will, and other affiliates of GS Finance Corp. may, use this fourth prospectus addendum and the accompanying prospectus supplement no. 1, dated March 2, 2008 (which we refer to as the “accompanying prospectus supplement”), in connection with market-making transaction or the continuous offering of Claymore CEF Index-Linked GS ConnectSM ETN Index-Linked Notes due 2037 (Linked to the Claymore CEF Index) (which we refer to as the “notes” in this fourth prospectus addendum).

You should read the accompanying prospectus supplement which describes the specific terms of the notes, together with the accompanying prospectus supplement dated September 15, 2014 relating to Medium-Term Notes, Series A of GS Finance Corp. and the accompanying prospectus dated February 26, 2015 of GS Finance Corp. When you read the accompanying prospectus supplement dated September 15, 2014, please note that all references in it to the prospectus dated September 15, 2014 should instead refer to the accompanying prospectus dated February 26, 2015.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Addendum dated February 26, 2015.